Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY GAMES INC. MAKES A CORRECTION TO ITS Q2 2004 RESULTS

CHICAGO, Illinois, August 4, 2004 – Midway Games Inc. (NYSE:MWY) today announced that its second quarter net loss was $9.5 million and loss applicable to common stock was $11.2 million, or $0.17 per share, compared to the second quarter net loss of $9.0 million and a loss applicable to common stock of $10.7 million, or $0.16 per share, previously reported on July 28, 2004.  The correction, which does not affect revenues, results from a subsequent reinterpretation of technical accounting guidance related to the treatment of deferred tax items associated with the acquisition of Surreal Software Inc. which results in a $512,000 non cash increase in the provision for income taxes and a $512,000 reduction of goodwill.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software.  Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1.  Business - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

- corrected tables follow -

Midway Games Inc., 8/4/04

MIDWAY GAMES INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Revenues	$47,286	$4,981	$67,417	$50,807

Cost of sales:
Product costs and distribution	17,395	3,207	26,570	24,971
Royalties and product development (1)	13,295	27,337	19,620	36,476
Total cost of sales	30,690	30,544	46,190	61,447
Gross profit (loss)	16,596	(25,563)	21,227	(10,640)

Research and development expense	8,518 (2)	5,242	13,587 (2)	11,090
Selling and marketing expense	12,618	6,982	21,696	14,043
Administrative expense	4,502 (3)	15,966 (4)	8,888 (3)	19,941 (4)
Restructuring and other charges	(77)	2,251 (5)	(154)	8,878 (5)
Operating loss	(8,965)	(56,004)	(22,790)	(64,592)
Interest income	257	244	355	428
Interest expense	(394)	(18)	(572)	(18)
Other income and (expense), net	(64)	607	(2)	655
Loss before income tax	(9,166)	(55,171)	(23,009)	(63,527)
Provision (benefit) for income taxes	328	(351)	656	610
Net Loss	(9,494)	(54,820)	(23,665)	(64,137)
Preferred stock dividends:
Distributed	876	316	1,379	446
Imputed (6)	833	533	1,143	686
Loss applicable to common stock	$(11,203)	$(55,669)	$(26,187)	$(65,269)

Basic and diluted loss per common stock	$(0.17)	$(1.20)	$(0.43)	$(1.40)
Average number of shares outstanding	67,177	46,469	61,503	46,469

(1)          Royalties and product development costs include charges relating to the writedown of capitalized product development costs of $23.2 million during the three-months ended June 30, 2003, and $2.8 million and $23.2 million during the six-months ended June 30, 2004 and 2003, respectively.

(2)          During June 2004, Kenneth J. Fedesna ceased to serve as executive vice president – product development of the Company.  As a result of this event, research and development expenses for the three and six-months ended June 30, 2004 include $1.3 million of charges incurred under the terms of the Company’s settlement agreement with Mr. Fedesna.

(3)          During June 2004, Neil D. Nicastro ceased to serve as Chairman of the Board of the Company.  As a result of this event, administrative expense for the three and six-months ended June 30, 2004 includes an additional $0.3 million of charges.

(4)          During May 2003, Neil D. Nicastro ceased to serve as chief executive officer, president and chief operating officer of the Company.  As a result of this event, administrative expense for the three and six-months ended June 30, 2003 included an additional $9.5 million of charges incurred under the terms of the Company’s severance agreement with Mr. Nicastro.

(5)          The Company incurred restructuring and other charges during the three and six-months ended June 30, 2003 related to the consolidation of California product development and marketing operations.

(6)          Imputed preferred stock dividends include $0.5 million of accelerated imputed dividends for the three and six-months ended June 30, 2004 which were recorded upon the conversion of 800 shares of Series D redeemable convertible preferred stock to common stock shares in June 2004.  Imputed preferred stock dividends include $0.3 million of accelerated imputed dividends for the three and six-months ended June 30, 2003 which were recorded upon the redemption of 1,312.5 shares of Series B redeemable convertible preferred stock in May 2003.

– balance sheets follow –

Midway Games Inc., 8/4/04

MIDWAY GAMES INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$140,834	$41,682
Receivables, net	19,875	15,814
Inventories	3,208	3,566
Capitalized product development costs	17,833	11,292
Prepaid expenses and other current assets	3,429	4,634
Total current assets	185,179	76,988

Capitalized product development costs	532	—
Property and equipment, net	13,466	13,272
Goodwill	36,024	33,464
Other assets	3,021	1,725
Total assets	$238,222	$125,449

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,202	$5,413
Accrued compensation and related benefits	3,724	3,674
Accrued royalties	6,621	2,961
Accrued selling and marketing	2,531	2,016
Current portion of long-term debt	3,056	—
Due to related parties	6,487	—
Other accrued liabilities	16,411	12,255
Total current liabilities	46,032	26,319

Long-term debt	11,944	—
Due to related parties	1,963	12,402
Deferred income taxes	6,117	5,460
Other noncurrent liabilities	654	1,219

Redeemable convertible preferred stock, Series D, redeemable at $39,500 and $35,000 at June 30, 2004 and December 31, 2003, respectively	37,722	32,156

Stockholders’ equity:
Common stock	765	588
Additional paid-in capital	351,429	244,963
Accumulated deficit	(194,332)	(170,667)
Accumulated translation adjustment	(978)	(919)
Deferred compensation	(1,134)	(347)
Treasury stock	(21,960)	(25,725)
Total stockholders’ equity	133,790	47,893

Total liabilities and stockholders’ equity	$238,222	$125,449

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